Exhibit 99.1

News Release

Wabtec Reports 2Q EPS Of 65 Cents;

Increases 2010 Guidance To $2.45-$2.55

WILMERDING, PA, July 27, 2010 – Wabtec Corporation (NYSE: WAB) today reported its 2010 second quarter results, including the following:

•

Sales increased 12 percent to $374 million, the company’s highest quarterly sales figure since the first quarter of 2009. The Freight Group had a strong sales increase due to organic growth and acquisitions.

•	Income from operations was $50 million, or 13.3 percent of sales.

•

Earnings per diluted share were 65 cents, compared to 64 cents in the year-ago quarter. The year-ago quarter included a tax benefit, resulting from the successful resolution of certain outstanding tax issues from prior years, and costs related to downsizing and consolidation actions. Excluding these items, non-GAAP earnings per diluted share were 55 cents in the 2009 second quarter (see reconciliation below).

•	At June 30, 2010, Wabtec had cash of $167 million and debt of $408 million.

•

During the quarter, the company completed the integration of Xorail LLC, which was acquired in mid-March; and announced the formation of a third joint venture in China. In addition, after the quarter ended the company announced an agreement to acquire G&B Specialties and Bach-Simpson from Global Railway Industries Ltd.

Based on Wabtec’s second quarter results and outlook for the rest of the year, the company increased its 2010 earnings guidance as follows: Full-year earnings per diluted share are now expected to be between $2.45-$2.55; previously, the company expected EPS to be between $2.40-$2.50. Full-year revenues are still expected to be up slightly, as growth in the freight segment will more than offset a decrease in the transit segment.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re pleased with the company’s overall performance in the first half and cautiously optimistic about the balance of 2010, assuming the global economy continues to improve. Our diversified business model, focus on cash generation, investment in growth strategies and rigorous application of the Wabtec Performance System are serving the company well in the current environment and laying the groundwork for long-term growth.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and other industrial markets. This release contains forward-looking statements, such as those regarding expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; fluctuations in freight and passenger rail traffic; and other factors discussed in Wabtec’s filings with the Securities and Exchange Commission. Wabtec assumes no obligation to update these statements or advise of changes in the assumptions on which they are based. Wabtec will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2010	Second Quarter 2009	For the Six Months 2010	For the Six Months 2009

Net sales	$374,137	$334,013	$738,064	$711,973
Cost of sales	(260,673)	(242,350)	(516,211)	(513,135)

Gross profit	113,464	91,663	221,853	198,838
Gross profit as a % of Net Sales	30.3%	27.4%	30.1%	27.9%

Selling, general and administrative expenses	(51,243)	(42,112)	(95,874)	(80,665)
Engineering expenses	(10,425)	(10,765)	(21,120)	(21,324)
Amortization expense	(2,144)	(2,059)	(4,031)	(4,374)

Total operating expenses	(63,812)	(54,936)	(121,025)	(106,363)
Operating expenses as a % of Net Sales	17.1%	16.4%	16.4%	14.9%

Income from operations	49,652	36,727	100,828	92,475
Income from operations as a % of Net Sales	13.3%	11.0%	13.7%	13.0%

Interest (expense) income, net	(4,092)	(3,525)	(8,004)	(8,461)
Other income (expense), net	1,086	(134)	365	255

Income from operations before income taxes	46,646	33,068	93,189	84,269

Income tax expense	(15,435)	(2,232)	(31,614)	(20,767)

Effective tax rate	33.1%	6.7%	33.9%	24.6%

Income from continuing operations	31,211	30,836	61,575	63,502
Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	—

Net income attributable to Wabtec shareholders	$31,211	$30,836	$61,575	$63,502

Earnings Per Common Share
Basic
Income from continuing operations	$0.65	$0.68	$1.29	$1.33
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.65	$0.65	$1.29	$1.33

Diluted
Income from continuing operations	$0.65	$0.68	$1.28	$1.32
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.65	$0.64	$1.28	$1.32

Weighted average shares outstanding
Basic	47,725	47,487	47,539	47,594

Diluted	48,089	48,013	47,911	48,088

Sales by Segment
Freight Group	$189,974	$136,079	$355,118	$316,026
Transit Group	184,163	197,934	$382,946	$395,947

Total	$374,137	$334,013	$738,064	$711,973

Set forth below is the calculation of the non-GAAP performance measure included in this press release for the second quarter of 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with U.S. GAAP.

Reconciliation of 2009 Second Quarter Net Income and Earnings Per Share:

(in thousands, except earnings per share)

	Income from Operations before Income Taxes	Income Tax Expense	Net Income	Earnings per Diluted Share
GAAP	$33,068	$(2,232)	$30,836	$0.64
Add back: Downsizing and Consolidation Costs	8,281	(2,981)	5,300	$0.11
Deduct: Tax Benefit	—	(9,700)	(9,700)	$(0.20)

Net Income (Non-GAAP basis)	$41,349	$(14,913)	$26,436	$0.55